UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 06, 2023

MSP Recovery, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39445	84-4117825
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 Le Jeune Road Floor 10
Coral Gables, Florida		33134
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (305) 614-2222

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	LIFW	The Nasdaq Global Market
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	LIFWW	The Nasdaq Global Market
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $0.0001 per share	LIFWZ	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously announced in a press release dated January 3, 2023, MSP Recovery, Inc. (the "Company") has been actively negotiating a transaction with Hazel Partners Holdings LLC (together with its affiliates, "Hazel") with respect to the acquisition by the Company of certain claims from Hazel, which are expected to be financed in part by a seller loan from Hazel. In a separate transaction, the Company expects to sell certain other claims in its portfolio to Hazel. Such negotiations remain ongoing and there can be no assurance that the parties will reach an agreement with respect to such transactions (the "Claims Transactions"), that any such transactions will be consummated or that the transaction will be consummated upon the terms set forth in the previously announced term sheet. The Company expects definitive agreements with respect to such transactions to be entered into prior to the end of the first quarter.

As part of such transactions, on March 6, 2023, Subrogation Holdings, LLC (the "Borrower"), a wholly owned subsidiary of the Company, entered into a Credit Agreement (the "Credit Agreement") with Hazel, as the lender and administrative agent with respect to an aggregate $80 million term loan credit facility (the "Credit Facility"), consisting of a Term Loan A commitment to fund up to $30 million (in multiple installments) in proceeds and a Term Loan B Commitment to fund up to $18 million (in multiple installments) in proceeds, after taking into account an original issue discount (collectively, the "Working Capital Loans").

Working Capital Loans under the Credit Facility accrue interest at a Term Secured Overnight Financing Rate ("SOFR") on each interest period, plus an applicable margin of 10%. Accrued interest is payable in kind and will be capitalized on the applicable interest payment date.

Upon signing, the Borrower obtained a pre-closing disbursement of $10 million in proceeds from Term Loan A. The closing of the Credit Facility (“Closing”), which results in the Borrower's ability to draw down up to the remaining $38 million in term loan commitments is subject to certain conditions that include, among other things, the further negotiation of certain deliverables, including the consummation of the Claims Transactions, as well as completion of any outstanding confirmatory diligence and approvals. There can be no assurance that such conditions, including the execution of definitive agreements related to the Claims Transactions, will be satisfied, or that the Borrower will have the ability to draw down any further amounts under the Credit Facility.

The Credit Facility contains certain representations, warranties and covenants of the Company and its subsidiaries. Upon signing, amounts borrowed and obligations under the Credit Facility are secured by proceeds from certain claims in the Company's claims portfolio. The Working Capital Loans under the Credit Facility have a stated maturity date of March 31, 2026, and Hazel may extend for up to one (1) year in its sole discretion. The Borrower is permitted to prepay the Loans or terminate the Credit Facility without premium or penalty. In the event Closing does not occur, any pre-closing disbursement will become immediately due and payable.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Credit Facility and the Credit Agreement set forth in Item 1.01 above, is incorporated herein by reference.

Cautionary Note Regarding Forward-Looking Statements

This Form 8-K contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intend," "plan" and "will" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including for example expected terms of the purchase, related financing, or sale of claims pursuant to the Claims Transaction, which is not finalized and subject to negotiation and related risks. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance or results and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by MSP Recovery herein speaks only as of the date made. New risks and uncertainties come up from time to time, and it is impossible for MSP to predict or identify all such events or how they may affect it. MSP has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include, but are not limited to, risks associated with the negotiation of the purchase and sale of assets; and those other factors included in MSP’s Quarterly Reports on Form 10-Q and other reports filed by it with the SEC. These statements constitute the Company's cautionary statements under the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSP Recovery, Inc.

Date:	March 10, 2023	By:	/s/ Calvin Hamstra
Name: Calvin Hamstra Title: Chief Financial Officer